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                                                                  EXHIBIT 99

                         Contact:         James F. Leary
                                          Vice Chairman, Finance
                                          Search Capital Group, Inc.
                                          (214) 965-6000
                                          or
                                          Philip J. Hubbuch, Jr.
                                          Vice Chairman and CEO
                                          MS Financial, Inc.
                                          (601) 978-6673

FOR IMMEDIATE RELEASE:  February 7, 1997


                     SEARCH CAPITAL TO ACQUIRE MS FINANCIAL

Dallas, Texas -- Search Capital Group, Inc. and MS Financial, Inc. announced today that they have signed a definitive agreement for Search to acquire MS Financial, Inc., a Jackson, Mississippi-based non-prime auto finance company, in a stock swap valued at about $21 million.

         "The acquisition of MS Financial will be by far the largest step in our acquisition program to date. This transaction more than triples Search's managed loan portfolio and expands our geographical coverage through access to MS Financial's branch system and network of automobile dealers," said George C. Evans, Search's chairman, president and chief executive officer.

         According to Evans, upon consummation of the acquisition, proforma estimates indicate that Search's gross receivables under management will increase from $74.7 million to approximately $250 million and Search's net worth will increase to about $52 million from $33.6 million. Realization of additional revenues from the MS Financial portfolio, combined with the consolidation or elimination of duplicate operating and administrative expenses, should sharply increase Search's earnings during fiscal 1998 (April 1, 1997 to March 31, 1998). Evans emphasized that the acquisition of MS Financial is another step in Search's continuing plan to emerge as an industry leader in the ongoing consolidation in the non prime auto finance sector.

         James B. Stuart, Jr., chairman of MS Financial's board, said, "We are impressed with the Search Capital management team and the company operations, and Mr. Evans has an excellent track record in the consumer finance industry." MS Financial, Inc.'s board of directors has unanimously voted to approve this transaction with Search Capital Group, Inc. and recommends that the shareholders approve the merger.

         Under the terms of the agreement, MS Financial stockholders will receive the equivalent of $2.00 in Search common stock in exchange for each MS Financial share, subject to certain minimum and maximum numbers of Search shares and to adjustments in certain circumstances.  There are approximately
10.4 million MS Financial shares outstanding.
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         The transaction is intended to be a tax-free exchange of shares and is expected to close by the end of April 1997. The transaction is subject to customary conditions, including regulatory approvals and the finalization of acceptable arrangements with MS Financial's lenders.

         The merger is expected to be submitted to stockholders for approval in April 1997. MS Financial's two principal stockholders, which own approximately 77% of MS Financial's common stock, have agreed to vote their shares in favor of the transaction. Until final closing of the transaction, Search will assist MS Financial in managing its collections and other operations and MS Financial has agreed to apply Search's loan underwriting guidelines to its loan purchasing activities. Search will purchase automobile loans from MS Financial.

         Search Capital Group, Inc. is a specialized financial services company engaged in the purchasing, financing and servicing of non-prime automobile installment loans. Search is also initiating non-auto consumer finance operations. Search common shares and its 9%/7% convertible preferred shares are traded on the over the counter bulletin board under the symbols "SCGI" and "SCGIP", respectively.

         MS Financial (NASDAQ: MSFI) is a specialized consumer finance company that purchases and services retail installment contracts on new and used cars and light duty trucks. The company serves more than 800 dealerships in 13 states.

                      SEC Cautionary Safe Harbor Language
This press release contains certain forward looking statements, as defined in the Private Securities Litigation Reform Act of 1995, with respect to the effects of the acquisition of MS Financial on Search's financial position and earnings. These statements are based on current expectations that involve a number of risks and uncertainties, and actual results may differ materially. Factors that may cause or contribute to such differences include Search's actual growth rate, delinquency and default rates with respect to the contracts included in its and MS Financial's portfolio, the extent to which expected operating efficiencies are realized, changes in business and market conditions and the economy in general, increased competition, changes in governmental and regulatory matters, unforeseen litigation and other risk factors identified in Search's SEC filings under the caption "Risk Factors".

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